Filed Pursuant to Rule 424(B)(3)
File No. 333-13285

     This First Supplement to Prospectus amends and supplements the Prospectus dated March 9, 1998 (the "Prospectus") of PennCorp Financial Group, Inc. (the "Company") relating to the offer and sale by the Selling Securityholders (as defined in the Prospectus) of (i) (x) up to 2,875,000 shares of $3.50 Series II Convertible Preferred Stock, par value $0.01 per share (the "Convertible Preferred Stock"), of the Company and (y) up to 4,118,911 shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company or such other number of shares of Common Stock resulting from an adjustment to the conversion price of the Convertible Preferred Stock pursuant to the antidilution provisions of the Certificate of Designation governing the Convertible Preferred Stock issuable upon conversion of the Convertible Preferred Stock, and (ii) the offer and sale by the Company of the Common Stock issuable upon conversion of the Convertible Preferred Stock.

     The following table sets forth certain information as of December 4, 1997 (except as otherwise indicated) as to the security ownership of the Selling Securityholders. Except as set forth below, none of the Selling Securityholders has had a material relationship with the Company or any of its predecessors or affiliates within the past three years. The table includes information furnished to the Company by The Trust Depository Company, the transfer agent for the Convertible Preferred Stock and the Common Stock and by or on behalf of the Selling Securityholders.

                                    SHARES OF CONVERTIBLE
                                       PREFERRED STOCK
                                  BENEFICIALLY OWNED PRIOR
                                         TO OFFERING          NUMBER OF SHARES OF
                                  -------------------------       CONVERTIBLE
                                                PERCENT OF      PREFERRED STOCK          SHARES OF COMMON
                                                   TOTAL       INCLUDED IN THIS          STOCK UNDERLYING
              NAME                 NUMBER       OUTSTANDING        OFFERING         CONVERTIBLE PREFERRED STOCK
              ----                ---------     -----------   -------------------   ---------------------------
Alpine Associates...............    254,700(1)       8.9             254,700                   364,900
Lipper Convertibles LP..........    244,300(3)       8.5             244,300                   350,000
General Motors Employees
  Domestic Group Trust, Mellon
  Bank, N.A., as trustee........    224,550(2)       7.8             224,550                   321,705
Highbridge International LDC....    218,140(4)       7.6             218,140                   312,521
Forest Fulcrum Fund LP..........    175,500(5)       6.1             175,500                   251,433
MFS Total Return Fund...........    140,100(6)       4.9             140,100                   200,716
Swiss Bank Corporation --
  London Branch.................    127,500(5)       4.4             127,500                   182,665
Salomon Smith Barney (*)........    124,850(7)       4.3             124,850                   178,868
Forest Global Convert
  Fd Ser A-S....................    117,700(8)       4.1             117,700                   168,624
Cincinnati Insurance Company....    100,000(2)       3.5             100,000                   143,266
GPZ Trading.....................     98,000(9)       3.4              98,000                   140,401
Putnam Convertible Income --
  Growth Trust..................     83,700(10)      2.9              83,700                   119,914
Pacific Horizon Capital Income
  Fund..........................     75,000(11)      2.6              75,000                   107,450
Donaldson, Lufkin & Jenrette
  Securities Corporation (**)...     71,800(12)      2.5              71,800                   102,865
Paloma Securities L.L.C.........     68,160          2.4              68,160                    97,650
Oppenheimer Bond Fund for
  Growth........................     60,000(6)       2.1              60,000                    85,960
Silverton International Fund
  Limited.......................     52,440          1.8              52,440                    75,129
Cincinnati Life Insurance
  Company.......................     50,000(2)       1.7              50,000                    71,633

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

                                    SHARES OF CONVERTIBLE
                                       PREFERRED STOCK
                                  BENEFICIALLY OWNED PRIOR
                                         TO OFFERING          NUMBER OF SHARES OF
                                  -------------------------       CONVERTIBLE
                                                PERCENT OF      PREFERRED STOCK          SHARES OF COMMON
                                                   TOTAL       INCLUDED IN THIS          STOCK UNDERLYING
              NAME                 NUMBER       OUTSTANDING        OFFERING         CONVERTIBLE PREFERRED STOCK
              ----                ---------     -----------   -------------------   ---------------------------
Golden Rule Insurance
  Company.......................     44,000          1.5              44,000                    63,037
Motors Insurance Corporation....     43,450(2)       1.5              43,450                    62,249
Aim Balanced Fund...............     40,000          1.4              40,000                    57,307
Alexandra Global Investment Fund
  I, Ltd........................     37,500          1.3              37,500                    53,725
State of Connecticut Combined
  Investment Funds..............     33,000(8)       1.1              33,000                    47,278
The Alpine Group................     22,500          0.8              22,500                    32,235
Delta Air Lines Master Trust....     22,000(2)       0.8              22,000                    31,519
Toronto Dominion (New York),
  Inc...........................     19,780(13)      0.7              19,780                    28,338
Vanguard Convertible Securities
  Fund, Inc.....................     19,400          0.7              19,400                    27,794
Raytheon Company Master Pension
  Trust.........................     18,400          0.6              18,400                    26,360
KA Trading L.P..................     17,500(2)       0.6              17,500                    25,072
KA Management Ltd...............     17,500(2)       0.6              17,500                    25,072
Q Investments, L.P..............     16,250(14)      0.6              16,250                    23,281
Xerox Corporation...............     16,000          0.6              16,000                    22,923
New Hampshire State Retirement
  System........................     12,900(10)      0.4              12,900                    18,481
LLT LTD.........................     12,000(5)       0.4              12,000                    17,192
Promutual.......................     10,800(10)      0.4              10,800                    15,473
Hartford Fire Insurance Company      10,350(10)      0.4              10,350                    14,828
Orrington Investments L.P.......      9,950(15)      0.3               9,950                    14,255
State Employees Retirement Fund
  of the State of Delaware......      9,600(12)      0.3               9,600                    13,754
Putnam Convertible Opportunities
  and Income Trust..............      9,390(10)      0.3               9,390                    13,453
R(2) Investments, LDC...........      8,750(14)      0.3               8,750                    12,536
Combined Insurance Company of
  America.......................      8,500          0.3               8,500                    12,178
TQA Vantage Fund, L.P...........      8,000(6)       0.3               8,000                    11,461
General Motors Foundation,
  Inc. .........................      7,000(2)       0.2               7,000                    10,029
TQA Vantage Plus Fund, Ltd......      6,000(6)       0.2               6,000                     8,596
TQA Levage Fund, L.P............      6,000(6)       0.2               6,000                     8,596
Orrington International Fund
  Ltd...........................      5,700(15)      0.2               5,700                     8,166
Putnam Balanced Retirement
  Fund..........................      5,300(10)      0.2               5,300                     7,593
The Northwestern Mutual Life
  Insurance Company.............      5,000(16)      0.2               5,000                     7,163
Boston College Endowment........      4,850(10)      0.2               4,850                     6,949
No. Dakota State Land...........      4,700(6)       0.2               4,700                     6,734
TCW Galileo CVT Fund............      4,500(6)       0.2               4,500                     6,447

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

                                    SHARES OF CONVERTIBLE
                                       PREFERRED STOCK
                                  BENEFICIALLY OWNED PRIOR
                                         TO OFFERING          NUMBER OF SHARES OF
                                  -------------------------       CONVERTIBLE
                                                PERCENT OF      PREFERRED STOCK          SHARES OF COMMON
                                                   TOTAL       INCLUDED IN THIS          STOCK UNDERLYING
              NAME                 NUMBER       OUTSTANDING        OFFERING         CONVERTIBLE PREFERRED STOCK
              ----                ---------     -----------   -------------------   ---------------------------
Bank of America Convertible
  Securities Fund...............      4,500          0.2               4,500                     6,447
Pacific Innovation Trust Capital
  Income Fund...................      3,850(11)      0.1               3,850                     5,516
OCM Convertible Limited
  Partnership...................      3,100(8)       0.1               3,100                     4,441
Museum of Fine Arts, Boston.....      2,960(10)      0.1               2,960                     4,241
University of Rochester.........      2,600(10)      0.1               2,600                     3,725
Employee Benefit Convertible
  Securities Fund...............      2,500          0.1               2,500                     3,582
Jefferies & Co. Inc.............        650(17)      ***                 650                       931
Putnam Funds Trust -- Putnam
  High Yield Total Return
  Fund..........................        435(10)      ***                 435                       623
Unnamed holders of the
  Convertible Preferred Stock or
  any future transferees,
  pledgees, donees or successors
  of or from such unnamed
  holders(18)...................     51,395          1.8              51,395                    73,607
                                  ---------        -----           ---------                 ---------
Total...........................  2,875,000        100.0           2,875,000                 4,118,911
                                  =========        =====           =========                 =========

---------------

  * Smith Barney Inc. was an underwriter in connection with the Company's 1996 Common Stock offering and an initial purchaser in connection with the Company's 1996 private placement of preferred stock. In addition, on February 18, 1998, the Company engaged Salomon Smith Barney to review strategic alternatives for maximizing stockholder value. See "Recent Developments."

 ** Donaldson, Lufkin & Jenrette Securities Corporation was an underwriter in connection with the Company's 1996 Common Stock offering and an initial purchaser in connection with the Company's 1996 private placement of preferred stock.

***  Less than 0.1% after rounding.

 (1) As of November 25, 1997.

 (2) As of November 26, 1997.

 (3) As of December 5, 1997.

 (4) As of December 10, 1997.

 (5) As of December 1, 1997.

 (6) As of December 8, 1997.

 (7) As of February 11, 1998.

 (8) As of March 19, 1998.

 (9) As of December 3, 1997.

(10) As of December 11, 1997.

(11) As of January 5, 1998.

(12) As of December 9, 1997.

(13) As of December 4, 1997.

(14) As of December 2, 1997.

(15) As of February 20, 1998.

(16) January 30, 1998.

(17) All such shares are held in The Northwestern Mutual Life Insurance Company Group Annuity Separate Account.

(18) As of November 28, 1997.

(19) No such holder may offer Convertible Preferred Stock pursuant to this Prospectus until such holder is included as a Selling Securityholder in a supplement to this Prospectus.

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

     Because the Selling Securityholders may offer all or some of the shares of Convertible Preferred Stock and Common Stock issued upon conversion thereof pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of Convertible Preferred Stock or underlying Common Stock, no estimate can be given as to the number of shares of Convertible Preferred Stock and Common Stock that will be held by the Selling Securityholders after completion of this offering. See "Plan of Distribution."

     The date of this First Supplement to Prospectus is March 24, 1998.

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